EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the prospectus related to the registration statement (No. 333-160463) on Form S-11 of Resource Real Estate Opportunity REIT, Inc. of our report dated September 3, 2013, with respect to the consolidated balance sheets of Paladin Realty Income Properties, L.P., and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the prospectus, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

September 5, 2013